                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator, Investment, and Benefit Committees of
Celanese Americas Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement No. 333-128048 on Form S-8 of Celanese Americas Retirement Savings Plan of our report dated June 27, 2006, with respect to the statements of net assets available for benefits of Celanese Americas Retirement Savings Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended, and supplemental schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 Annual Report of Form 11-K of Celanese Americas Retirement Savings Plan.

/s/ KPMG LLP

Dallas, Texas
June 27, 2006

                                       27